ALLIANCEBERNSTEIN GREATER CHINA '97 FUND, INC.
Exhibit 77C
811-08201

77C - Matters submitted to a vote of security holders

The Annual Meeting of Stockholders of AllianceBernstein Greater China '97 Fund (the "Fund") was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 19, 2005 Meeting, the required number of outstanding shares voted in favor of the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, and the proposal was approved. With respect to the second item of business, the amendment and restatement of the Fund's charter, an insufficient number of required outstanding shares voted in favor of the proposal and, therefore, the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement):

                                Voted For        Withheld Authority
1.The election of the
Directors, each such Director
to serve a term of an
indefinite duration and
until his or her successor
is duly elected and qualifies

David H. Dievler                2,152,203        88,714
William H. Foulk, Jr            2,151,774        89,143

                             Voted For    Voted     Abstained  Broker
                                          Against              Non-Votes
2.The amendment and
restatement of the Fund's
charter, which repealed
in its entirety all
currently existing
charter provisions and
substituted in lieu
thereof new provisions
set forth in the Form
of Articles of  Amendment
and Restatement attached
to the Fund's Proxy
Statement as Appendix D.     1,588,546    63,441    60,708     0

3.The amendment, elimination,
or reclassification
as non-fundamental of the
fundamental investment
restrictions regarding:
3.B. Issuing Senior
Securities and Borrowing
Money                        1,552,382    113,975   12,995     561,565
3.D. Concentration of
Investments                  1,569,520     97,183   12,649     561,565
3.E. Real Estate and
Companies that Deal
in Real Estate               1,553,862    111,467   14,023     561,565
3.F. Commodities, Commodity
Contracts and Futures
Contracts                    1,556,258    110,445   12,649     561,565
3.G.  Loans                  1,552,857    112,452   14,044     561,565
3.H.  Joint Securities
Trading Accounts             1,550,430    115,427   13,495     561,565
3.I. Exercising Control      1,559,941     95,202   24,209     561,565
3.L. Purchases of
Securities on Margin         1,555,760    110,943   12,649     561,565
3.M. Short Sales             1,568,011     97,422   13,919     561,565
3.N. Pledging,
Hypothecating, Mortgaging,
or Otherwise Encumbering
Assets                       1,550,485    116,218   12,649     561,565